Exhibit 99.1

CONTACTS:    Ingo Bank, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS FIRST QUARTER FISCAL YEAR 2014 RESULTS

•	13.8% year-over-year growth in first quarter consolidated service revenue to $449.2 million

•	Gross margin improvements in all three business segments sequentially and year-over-year

•	Operating margin of 9.3%, up 180 basis points over Q1 FY 2013

•	Diluted earnings per share of $0.45 grew 80% year-over-year in the quarter

•	Net new business wins of $394.0 million; net book-to-bill ratio of 0.88; backlog at $4.63 billion

•	Reconfirmed previous revenue and EPS guidance for FY 2014

Boston, MA, October 29, 2013 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the first quarter Fiscal Year 2014, which ended on September 30, 2013.

In commenting on the results of the quarter, Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer, stated, “In the first quarter, we drove continued improvement in our productivity and efficiency initiatives, while at the same time keeping a close eye on costs and proactively investing in the future on a targeted basis. This resulted in sequential and year-over-year improvements in gross margins across all three of our business segments, and significant improvement in operating margin. We achieved these results with a slightly lower than expected level of revenue caused by contract signature delays in the quarter, and typical seasonality patterns.”

Mr. von Rickenbach continued, “New business in the quarter was less than anticipated due to lower new business flow from some strategic partners, delayed client decisions with regard to some of our pending proposals, and a win rate that was lower than expected. Nevertheless, our outlook for new business remains very positive. We entered the second quarter with a high level of pending proposals, and have had a good start with respect to wins thus far in the month of October. Our long-term book-to-bill target of 1.2 remains unchanged. The current strength of the market for our products and services and our favorable competitive position support this.”

“I am excited about the opportunities that are in front of us as one of the world’s leading biopharmaceutical services companies. Outsourcing penetration rates have ticked up, we are capturing share from smaller competitors, and there is healthy fund flow into small and emerging biopharmaceutical companies. These factors, combined with the building blocks that we have put into place to drive revenue growth and continued improvements in profitability, give me confidence that we will achieve our goals for Fiscal Year 2014.”

For the three months ended September 30, 2013 consolidated service revenue increased by 13.8% to $449.2 million compared with $394.8 million in the prior year period. Excluding the negative impact from foreign exchange movements in the current quarter of $0.5 million, revenue increased 13.9%. Recent acquisitions contributed approximately $11.5 million to revenue in the quarter. On a constant currency, same store basis, revenue growth was 11%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $41.9 million, or 9.3% of service revenue, in the first quarter of Fiscal Year 2014, as compared with $29.8 million, or 7.5% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $26.0 million, or $0.45 per diluted share, compared with GAAP net income of $15.1 million, or $0.25 per diluted share for the quarter ended September 30, 2012. GAAP diluted earnings per share grew 80% year-over-year.

The financial results of the September quarter in the current and prior year period each included special items, as detailed in the financial charts within this press release. Excluding the impact of special items, adjusted operating income in the first quarter of Fiscal Year 2014 was $42.0 million, or 9.3% of service revenue. Excluding the impact of special items, adjusted operating income in the first quarter of Fiscal Year 2013 was $29.8 million, or 7.5% of service revenue. Excluding the impact of special items, adjusted net income was $25.8 million, or $0.45 per diluted share in the quarter ended September 30, 2013. Excluding the impact of special items, adjusted net income was $17.5 million, or $0.29 per diluted share in the quarter ended September 30, 2012. Adjusted earnings per share grew 55.2% year-over-year.

On a segment basis, service revenue for the first quarter of Fiscal Year 2014 was $332.6 million in Clinical Research Services (CRS), $53.5 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $63.1 million in Perceptive Informatics, Inc.

Backlog at the end of September 2013 was approximately $4.63 billion, an increase of 2.2% year-over-year. The reported backlog included gross new business wins in the quarter of $563.7 million, cancellations of $169.7 million, and a positive impact from foreign exchange rates of $80.6 million. The net book-to-bill ratio was 0.88 in the quarter.

The Company issued forward-looking guidance for the second quarter of Fiscal Year 2014 (ending December 31, 2013) and reconfirmed prior guidance for Fiscal Year 2014 as described in the text and chart below. The guidance takes into account recent exchange rates, revised tax rates, and the Company’s updated overall outlook.

The Company’s guidance is detailed below:

	Guidance Issued 10/29/13	Guidance Issued 8/7/13
Q2 FY 2014 Revenue	$475 - $480 million	N/A
Q2 FY 2014 GAAP EPS	$0.46 - $0.50	N/A

FY 2014 Revenue	$1.890 - $1.920 billion	$1.890 - $1.920 billion
FY 2014 GAAP EPS	$1.95- $2.11	$1.95- $2.11
FY 2014 non-GAAP EPS	$1.95- $2.11

In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL’s First Quarter Fiscal Year 2014 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Wednesday, October 30, 2013 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.PAREXEL.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International First Quarter Fiscal Year 2014 earnings conference call.

Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.

About PAREXEL International

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 77 locations in 51 countries around the world, and has approximately 14,975 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL, Perceptive Informatics, LIQUENT, and HERON are registered trademarks of PAREXEL International Corporation or its affiliates.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions, and to integrate newly acquired businesses including the recent acquisitions of LIQUENT, Inc. and HERON, Inc., or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 as filed with the SEC on August 22, 2013, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(Unaudited)

	Three Months Ended
(in thousands, except per share data)	September 30, 2013	September 30, 2012
Service revenue	$449,245	$394,753
Reimbursement revenue	79,819	67,767
Total revenue	529,064	462,520
Costs and expenses:
Direct Costs	303,194	279,404
Reimbursable out-of-pocket expenses	79,819	67,767
Selling, general and administrative	84,912	70,028
Depreciation	15,462	14,795
Amortization	3,796	1,084
Restructuring benefit	—	(310)
Total costs and expenses	487,183	432,768
Income from operations	41,881	29,752
Other expense, net	(2,965)	(2,388)
Income before income taxes	38,916	27,364
Provision for income taxes	12,962	12,300
Effective tax rate	33.3%	44.9%
Net income	$25,954	$15,064

Earnings per common share:
Basic	$0.46	$0.25
Diluted	$0.45	$0.25
Shares used in computing earnings per common share:
Basic	56,254	60,111
Diluted	57,395	61,226

Balance Sheet Information	Preliminary
(in thousands)	September 30, 2013	September 30, 2012	June 30, 2013
Billed accounts receivable, net	$526,621	$339,675	$457,155
Unbilled accounts receivable, net	224,606	270,789	248,219
Deferred revenue	(418,039)	(341,398)	(408,336)
Net receivables	$333,188	$269,066	$297,038

Cash and marketable securities	$304,620	$249,051	$274,164
Working capital	$516,674	$390,445	$403,229
Total assets	$1,885,735	$1,542,875	$1,779,624
Short-term borrowings	$10,003	$6,253	$20,399
Long-term debt	$495,000	$267,500	$427,500
Stockholders' equity	$586,988	$588,017	$538,946

PAREXEL International Corporation
Reconciliation of Non-GAAP Measures
Certain Line Items
(Unaudited)

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	September 30, 2013				September 30, 2012
	GAAP Measure	Adjustments		Non-GAAP Measure	GAAP Measure	Adjustments		Non-GAAP Measure
Selling, general and administrative	$84,912	$(81)	(a)	$84,831	$70,028	$(350)	(c)	$69,678
Restructuring benefit	$—			$—	$(310)	$310	(d)	$—
Income from operations	$41,881	$81		$41,962	$29,752	$40		$29,792
Other expense, net	$(2,965)			$(2,965)	$(2,388)	$(395)	(e)	$(2,783)
Income before income taxes	$38,916	$81		$38,997	$27,364	$(355)		$27,009
Provision for income tax expense	$12,962	$205	(b)	$13,167	$12,300	$(2,774)	(f)	$9,526
Net income	$25,954	$(124)		$25,830	$15,064	$2,419		$17,483
Diluted earnings per common share	$0.45	$—		$0.45	$0.25	$0.04		$0.29
Effective tax rate	33.3%			33.8%	44.9%			35.3%

(a) Adjustments include $0.5 million acquisition and integration expenses, offset by $0.4 million gain related to the revaluation of HERON earn-out contingent consideration liability
(b) Tax associated with item (a)
(c) Legal charges related to a dispute
(d) Adjustments to facility-related charges of $0.3 million related to restructuring plans
(e) Gain on facility sale previously impaired
(f) Tax associated with items (c) through (e) and a tax expense for one-time adjustments to deferred tax assets

PAREXEL International Corporation
Segment Information
(Unaudited)

	Three Months Ended	Three Months Ended
(in thousands)	September 30, 2013	September 30, 2012

Clinical Research Services (CRS)
Service revenue	$332,592	$297,167
% of total service revenue	74.0%	75.3%
Gross profit	$94,404	$77,001
Gross margin % of service revenue	28.4%	25.9%

PAREXEL Consulting & Medical Communications Services (PCMS)
Service revenue	$53,537	$48,351
% of total service revenue	11.9%	12.2%
Gross profit	$22,271	$18,666
Gross margin % of service revenue	41.6%	38.6%

Perceptive Informatics (PI)
Service revenue	$63,116	$49,235
% of total service revenue	14.1%	12.5%
Gross profit	$29,376	$19,682
Gross margin % of service revenue	46.5%	40.0%

Total service revenue	$449,245	$394,753
Total gross profit	$146,051	$115,349
Gross margin % of service revenue	32.5%	29.2%

Revenue by Geography
The Americas	$224,410	$197,413
Europe, Middle East & Africa	158,514	138,270
Asia/Pacific	66,321	59,070
Total service revenue	$449,245	$394,753

Quarterly Supplemental Financial Data
Service revenue	$449,245	$394,753
Reimbursement revenue	79,819	67,767
Investigator fees	135,842	84,775
Gross revenue	$664,906	$547,295

Days sales outstanding	46	45

Capital expenditures	$14,266	$11,511